Exhibit 99.1

COMSovereign Reports Second Quarter 2021 Financial Results

Sequential Quarterly Revenue Growth Reflects Early Production Capacity Increases and Initial

Contributions from Sky Sapience

DALLAS, TX – August 16, 2021 – COMSovereign Holding Corp. (NASDAQ: COMS) (“COMSovereign” or the “Company”), a U.S.-based developer of 4G LTE Advanced and 5G Communication Systems and Solutions, today reported financial results for the second quarter ended June 30, 2021.

●	For the three months ended June 30, 2021, total revenues were approximately $3,611,000 compared to approximately $ 3,010,000 for the three months ended June 30, 2020, driven largely by sales at the Company’s DragonWave, Drone Aviation, and Sovereign Plastics business units. Sequentially, quarterly revenues in the second quarter of 2021 increased over 73% versus revenue for the first quarter of 2021. This sequential increase reflects contributions from Sky Sapience which was acquired in February 2021 as well as production increases which occurred late in the second quarter as a result of capital investments made into production and inventory with funds secured by the Company at the end of the first quarter of 2021.

●	Revenue growth in the second quarter of 2021 was impacted by the global shortage of key components and tight supply chain conditions, especially related to DragonWave radio production. The Company recently resolved many of the issues related to production and testing of Fastback Intelligent Backhaul Radios (“IBRs”) which delayed shipment to customers during the second quarter. As announced today, volume production of Fastback Radio kits has now resumed, enabling initial fulfillment against $8.7 million in open orders with a tier one network operator. Revenue from these open orders is expected be reflected in the 3rd and 4th quarter financial results.

●	Gross profit for the three months ended June 30, 2021 was approximately $1,798,000, representing a gross margin of 50%, an improvement from a gross profit of approximately $1,457,000 and a gross margin of 48% reported for the three months ended June 30, 2020.

●	For the three months ended June 30, 2021, total operating expenses increased to approximately $12,182,000, compared to approximately $7,588,000 for the three months ended June 30, 2020, due to the expanded size of the business, increases in professional services including accounting and legal, and staffing levels across the organization.

●	As of June 30, 2021, the Company ended the quarter with approximately $4.9 million in cash and approximately $7.1 million invested in inventory and pre-planned production which will be utilized for current production needs for the remainder of 2021.

●	Investors can view the complete 10-Q filing at www.sec.gov or on the Company’s website at https://investors.comsovereign.com/SEC-Filings

“During the second quarter, our team made steady progress implementing our focused strategic plan highlighted by significant investments in inventory, production capacity at our contract manufacturer partners and the continued buildout of our Tucson facility. The deployment of growth capital secured at the end of the first quarter and deployed into our business during the second quarter is just now beginning to contribute to our operations,” said Dan Hodges, Chairman and CEO of COMSovereign Holding Corp. “As evidenced in our announcement this morning, our investments into production have enabled us to resume volume manufacturing of our Fastback Intelligent Backhaul Radios which we are now fulfilling an order of $8.7 million for a Tier 1 customer over the remainder of the year. Based upon rapidly increasing production capacity, and the availability of necessary components, the Company expects the ability to meet Fastback radio order volumes of approximately $40 million from customers over the next 8 to 10 months.”

Second Quarter Business Highlights:

●	During the second quarter, our aerial platform business, consisting of Sky Sapience and Drone Aviation, were each busy supporting existing customers, both domestically and internationally. Both operations were also gearing up production activities on new products and working with new partners in response to several new contracting opportunities. Based upon current activities and inquires, the Company believes there will be new contracts being executed before the end of the calendar year.

●	VNC continues to be active with partners and customers across every sector of its business including Commercial, Federal/Defense and Academia. This effort was highlighted in a 5G Cooperative Research and Development Agreement (“CRADA”) with the National Institute of Standards and Technology (“NIST”) and VNC’s participation in the National Guard Patriot Exercise (PATRIOT 21) technology demonstration event with its partner, Hughes held in June.

●	The newly acquired Innovation Digital unit continues to partner with several major U.S. government prime contractors on its advanced radio waveforms. These technologies are instrumental in the creation of next-generation wireless technologies including software-defined radio systems for military and commercial markets. Innovation Digital was also granted its 18th U.S. patent.

●	RVision’s Patrol CCTV product was selected by a defense contractor for a sole sourced contract as part of a system that will be installed on vehicles being designed for foreign military sales. The defense contractor is looking to expand the program for an unnamed country and has already engaged with other customers.

●	Sovereign Plastics continues to benefit from onshoring efforts as manufacturers looking to reduce supply chain dependency on overseas providers and recorded outside sales in excess of $1.2 million during the quarter and achieved profitably.

Hodges concluded, “Although there are headwinds created by chip shortages and longer-than-ideal supply chains for select components, the potential ahead of COMSovereign remains large, driven by demand for our 4G LTE and 5G technologies which can play a critical role in the modernization of today’s public and private wireless networks. Furthermore, the strategic importance of ‘Made in America’ is taking on new urgency thanks to new spending proposals for infrastructure, rural access and federal purchasing and we believe we are well positioned to capture a portion of this trillion-dollar+ opportunity. With our unique radio hardware and software solution portfolio including tethered drones, Lextrum’s in-band full duplex and the pending addition of SAGUNA’s Multi-access Edge Cloud (MEC) technologies and working alongside a growing list of partners and universities, we see an even greater opportunity for COMSovereign in the ongoing communications revolution.”

Second Quarter 2021 Results Conference Call

COMSovereign Holding Corp. Chairman and CEO Dan Hodges will host the conference call, followed by a question-and-answer period.

To access the call, please use the following information:

Date:	Monday, August 16, 2021
Time:	4:30 p.m. Eastern time, 1:30 p.m. Pacific time
Toll-free dial-in number:	1-877-300-8521
International dial-in number:	1-412-317-6026
Conference ID:	10159238

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=146116 and via the investor relations section of the Company’s website at www.comsovereign.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through August 23, 2021.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	10159238

For more information about COMSovereign, please visit www.COMSovereign.com and connect with us on Facebook and Twitter.

About COMSovereign Holding Corp.

COMSovereign Holding Corp. (Nasdaq: COMS) has assembled a portfolio of communications technology companies that enhance connectivity across the entire network. By combining strategic acquisitions with organic research and development efforts, COMSovereign has built a U.S.-based communications solution provider able to deliver end-to-end 4G LTE Advanced and 5G-NR telecom solutions to network operators, enterprises, and governments. For more information about COMSovereign, please visit www.COMSovereign.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, the impact of the current COVID-19 pandemic, which may limit access to the Company’s facilities, customers, management, support staff, and professional advisors, and to develop and deliver advanced voice and data communications systems, demand for the Company’s products and services, the availability of parts and components for the manufacture of products, economic conditions in the U.S. and worldwide, and the Company’s ability to recruit and retain management, technical, and sales personnel. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Steve Gersten, Director of Investor Relations
COMSovereign Holding Corp.
813-334-9745
investors@comsovereign.com

External Investor Relations:
Chris Tyson, Executive Vice President
MZ Group - MZ North America
949-491-8235
COMS@mzgroup.us
www.mzgroup.us

and

Media Relations for COMSovereign Holding Corp.:
Michael Glickman
MWGCO, Inc.
917-397-2272
mike@mwgco.net

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